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As filed with the Securities and Exchange Commission on May 31, 2002

Registration No. 333-88062

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

FARGO ELECTRONICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	41-1959505
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6533 Flying Cloud Drive
Eden Prairie, MN 55344
(952) 941-9470
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Gary R. Holland
Chief Executive Officer
FARGO ELECTRONICS, INC.
6533 Flying Cloud Drive
Eden Prairie, MN 55344
(952) 941-9470
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bruce A. Machmeier, Esq.
Raymond L. Veldman, Esq.
Oppenheimer Wolff & Donnelly LLP
Plaza VII, Suite 3300, 45 South Seventh Street
Minneapolis, Minnesota 55402
(612) 607-7000

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and is subject to change. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 31, 2002

PROSPECTUS

6,712,500 Shares

Common Stock

        We may offer and sell from time to time up to 2,000,000 shares of our common stock. The selling stockholders named in this prospectus may offer and sell from time to time up to 4,712,500 shares of our common stock. See "Selling Stockholders" and "Plan of Distribution" for information about the sale of our common stock by selling stockholders. We will not offer or sell any shares of common stock under this prospectus unless accompanied by a prospectus supplement.

        We and any selling stockholders may offer the common stock in amounts, at prices and on terms determined at the time of the offering. We may sell these shares to or through underwriters and also to other purchasers or through agents. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution." Although we will incur expenses in connection with the registration of the common stock, we will not receive any proceeds from the sale of the shares offered by any selling stockholders.

        We will provide a supplement to this prospectus before we or any selling stockholders sell any common stock under this prospectus. Any prospectus supplement will inform you about the specific terms of an offering by us or any selling stockholders, will list the names of any underwriters or agents, and may also add, update or change information contained in this document. This prospectus may not be used to offer and sell shares of our common stock unless it is accompanied by a prospectus supplement.

        Our common stock is listed on the Nasdaq National Market and trades under the symbol "FRGO." On May 24, 2002, the closing price of a share of our common stock on the Nasdaq National Market was $8.54.

        The securities offered involve a high degree of risk, which we describe in our Annual Report on Form 10-K for the year ended December 31, 2001 and other documents that we subsequently file with the Securities and Exchange Commission, and which we will describe in supplements to this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated             , 2002.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Under the shelf registration process, we may offer and sell, in one or more offerings from time to time, up to 2,000,000 shares of our common stock. The selling stockholders named in this prospectus may also offer and sell from time to time up to 4,712,500 shares of our common stock. Each time we or a selling stockholder use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Please carefully read this prospectus, any prospectus supplement and the documents incorporated by reference in the prospectus, which are described under the heading "Documents Incorporated By Reference Into This Prospectus."

        You should rely only on the information contained in this prospectus and the applicable prospectus supplement. Neither we nor any selling stockholder have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any selling stockholder are making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or the documents incorporated by reference is accurate as of any date other than their respective dates or such other date as may be specified within those documents for particular information. Our business, financial condition, results of operations and prospects may have changed since those dates.

        Unless the context otherwise requires, the terms "we," "our," "us," "the company," and "Fargo" refer to Fargo Electronics, Inc., a Delaware corporation.

THE COMPANY

        Fargo is a developer, manufacturer and supplier of desktop systems that personalize plastic identification cards by printing images and text onto the card. We also sell the consumable supplies, such as ink ribbons, printheads and blank cards that are used with our systems. We believe that we have built a reputation for technological leadership in our industry by applying our engineering expertise and knowledge of printing and data encoding to incorporate state-of-the-art technologies into our card personalization systems. The ability to customize cards using advanced technologies, coupled with the convenience of desktop systems, has created a market focused on the on-site production of high quality, tamper-resistant, personalized identification cards that can be created quickly and economically. Our customers use our systems to create personalized cards for a wide variety of applications in various industries, including:

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  corporate security and access;

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  student identification and access;

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  driver's licenses, government and military identification;

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  transportation;

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  recreation and gaming;

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  retail loyalty and discount cards; and

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  membership cards and passes.

        The address of our principal executive offices is 6533 Flying Cloud Drive, Eden Prairie, Minnesota, 55344, and our telephone number (952) 941-9470.

ABOUT FORWARD-LOOKING STATEMENTS

        This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "anticipate," "believe," "estimate," "will," "may," "future," "plan," "intend" and "expect" and similar expressions generally identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Actual results may differ materially due to a number of factors. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in our Annual Report on Form 10-K for the year ended December 31, 2001 under the heading "Cautionary Statement Regarding Future Results, Forward-Looking Information and Certain Important Factors" and may be set forth in other documents that we subsequently incorporate by reference into this prospectus. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

RISK FACTORS

        Prior to making an investment decision with respect to the common stock that we or any selling stockholder may offer, prospective investors should carefully consider the specific factors set forth under the caption "Risk Factors" in the applicable prospectus supplement, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and the applicable prospectus supplement, in light of their particular investment objectives and financial circumstances.

USE OF PROCEEDS

        We will use the net proceeds from the sale of common stock that we may offer with this prospectus and any accompanying prospectus supplement for general corporate purposes. General corporate purposes may include repayment of debt, capital expenditures, possible acquisitions, investments, repurchase of our capital stock and any other purposes that we may specify in any prospectus supplement. We may invest the net proceeds temporarily or use them to repay short-term debt until we use them for their stated purpose.

        We will not receive any of the proceeds from sales of common stock by any selling stockholder. Pursuant to an agreement with the selling stockholders, we have agreed to pay all expenses of effecting the registration of shares of common stock offered by any selling stockholder, including reasonable fees and disbursements of one counsel for the selling stockholders. We will not pay any underwriting discounts and commissions, fees and disbursements of any additional counsel for any selling stockholder, or transfer taxes attributable to the sale of the offered shares, which will be paid by any selling stockholder.

DIVIDEND POLICY

        Since our initial public offering of common stock in February 2000, we have not declared or paid any cash dividends on our common stock or other securities and we do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain our earnings, if any, for future growth. Future dividends on our common stock or other securities, if any, will be at the discretion of our board of directors and will depend on, among other things, our operations, capital requirements and surplus, general financial condition, contractual restrictions and such other factors as our board of directors may deem relevant. In addition, our ability to declare and pay dividends is restricted by the terms of our credit facility.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth certain information known to us regarding the beneficial ownership of our common stock by (a) each stockholder who is known by us to own beneficially more than 5% of the outstanding common stock, and (b) each of our directors and executive officers. This ownership information is as of May 28, 2002, unless otherwise indicated in the footnotes.

        The table also provides information regarding the selling stockholders, which are the stockholders in the following table with share amounts under the heading "Shares being offered." Under this prospectus, these selling stockholders may offer and sell, from time to time, up to an aggregate of 4,712,500 shares of our common stock. The selling stockholders may sell all or some of the shares of common stock they are offering, and may sell shares of our common stock otherwise than pursuant to this prospectus. In addition, the selling stockholders may acquire additional shares of our common stock. The table below assumes that the selling stockholders sell all of the shares offered by them in offerings pursuant to this prospectus, and neither dispose of nor acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

        As of May 28, 2002, there were 11,801,014 shares of our common stock outstanding. The percentages shown in the following table under the heading "Shares beneficially owned after the offering" assumes the sale of all 2,000,000 shares of common stock that may be offered by us from time to time under this prospectus. Unless otherwise noted, each of the stockholders listed in the table possesses sole voting and investment power with respect to the shares indicated. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group.

	Shares beneficially owned before the offering				Shares beneficially owned after the offering
Name of beneficial owner			Shares being offered
	Number	Percentage			Number	Percentage
TA Associates Group:(1)
TA/Advent VIII L.P.	2,304,687	19.53%	2,304,687		0	0%
Advent Atlantic and Pacific III L.P.	727,345	6.16%	727,345		0	0%
TA Executives Fund LLC	46,875	0.40%	46,875		0	0%
TA Investors LLC	46,093	0.39%	46,093		0	0%
St. Paul Venture Capital, Inc.:(2)
St. Paul Venture Capital IV LLC	1,519,530	12.88%	1,519,530		0	0%
St. Paul Venture Capital Affiliates Fund I LLC	42,970	0.36%	42,970		0	0%
Benson Associates, LLC(3)	797,400	6.8%	0		797,400	5.8%
Theodore R. Duncan(4)	770,000	6.5%	0		770,000	5.6%
Gary R. Holland, President, CEO and Chairman of Board(5)	479,196	4.0%	0		479,196	3.5%
Scott Ackerman, Vice President—Quality and Mgmt. Systems(6)	15,694	*	0		15,694	*
Mark S. Andersen, Vice President—Sales(7)	26,271	*	0		26,271	*
Kathleen Phillips, Vice President—Marketing(8)	15,818	*	0		15,818	*
Thomas C. Platner, Vice President—Engineering and Mfg.(9)	15,843	*	0		15,843	*
Paul W.B. Stephenson, Vice President and CFO	0	0%	0		0	0%
Jeffrey D. Upin, Vice President and General Counsel(10)	19,285	*	0		19,285	*
Michael C. Child, director(11)	3,128,750	26.5%		(11)	3,750	*
Everett V. Cox, director(12)	1,566,250	13.3%		(12)	3,750	*
William H. Gibbs, director(13)	128,750	1.1%	25,000		103,750	*
Kent O. Lillemoe, director(14)	47,500	*	0		47,500	*
Elaine A. Pullen, director(15)	16,750	*	0		16,750	*

*
Less than 1%

(1)
TA Associates Group includes TA/Advent VIII L.P., Advent Atlantic and Pacific III L.P., TA Executives Fund LLC and TA Investors LLC, which are part of an affiliated group of investment partnerships and limited liability companies. The general partner of TA/Advent VIII L.P. is TA Associates VIII LLC. The general partner of Advent Atlantic and Pacific III L.P. is TA Associates AAP III Partners L.P. TA Associates, Inc. is the manager and general partner of each of TA Associates VIII LLC and TA Associates AAP III Partners L.P. TA Associates, Inc. is also the manager of each of TA Executives Fund LLC and TA Investors LLC. In such capacity, TA Associates, Inc. exercises sole voting and investment power with respect to all of the shares deemed to be beneficially owned by the named investment partnerships and limited liability companies. With the exception of those shares held by TA Investors LLC, individually, no stockholder, director or officer of TA Associates, Inc. is deemed to have or share such voting or investment power. Principals and employees of TA Associates, Inc. (including Michael C. Child, a director of Fargo) comprise the general partners of TA Investors LLC. In such capacity, Mr. Child may be deemed to share voting and investment power with respect to the 46,093 shares that may be deemed beneficially owned by TA Investors LLC. Mr. Child disclaims beneficial ownership of all shares, except as to 1,349 shares held by TA Investors LLC, in which he holds a pecuniary interest.

(2)
St. Paul Venture Capital, Inc. is the manager of St. Paul Venture Capital IV, LLC and St. Paul Venture Capital Affiliates Fund I, LLC and exercises sole voting and investment power with respect to these shares. The St. Paul Companies, Inc. owns a 77% interest in St. Paul Venture Capital, Inc., and St. Paul Fire and Marine Insurance Company, a wholly-owned subsidiary of The St. Paul Companies, Inc., owns 99% of the membership interests in St. Paul Venture Capital IV, LLC.

(3)
This information is based on a Schedule 13G filed with the SEC on February 14, 2002 by Benson Associates, LLC, 111 S.W. Fifth Avenue, Suite 2130, Portland, Oregon 97204.

(4)
This information is based on a Schedule 13G filed with the SEC on October 4, 2000 by Theodore R. Duncan, 1350 Indian Mound Trail, Vero Beach, Florida 32963.

(5)
Includes 25,000 shares that Mr. Holland has the right to acquire within 60 days by exercising options.

(6)
Includes 14,765 shares that Mr. Ackerman has the right to acquire within 60 days by exercising options.

(7)
Includes 25,233 shares that Mr. Andersen has the right to acquire within 60 days by exercising options.

(8)
Includes 14,843 shares that Ms. Phillips has the right to acquire within 60 days by exercising options.

(9)
Includes 14,843 shares that Mr. Platner has the right to acquire within 60 days by exercising options.

(10)
Includes 18,515 shares that Mr. Upin has the right to acquire within 60 days by exercising options.

(11)
Includes 3,125,000 shares held by entities affiliated with TA Associates Group as to which shares Mr. Child disclaims beneficial ownership, except to the extent of 1,349 shares in which he has a pecuniary interest through TA Investors LLC. After the offering, Mr. Child will retain the right to acquire 3,750 shares by exercising options that are currently exercisable or will become exercisable within 60 days.

(12)
Includes 1,562,500 shares owned by entities affiliated with St. Paul Venture Capital, Inc., as to which Mr. Cox disclaims beneficial ownership except to the extent of his pecuniary interest therein. After the offering, Mr. Cox will retain the right to acquire 3,750 shares by exercising options that are currently exercisable or will become exercisable within 60 days. Mr. Cox has agreed to hold such options for the benefit of St. Paul Venture Capital IV, LLC, to exercise the options only at the direction of such entity and to deliver the proceeds of any sale of the shares underlying such options to such entity.

(13)
Includes 50,625 shares that Mr. Gibbs has the right to acquire within 60 days by exercising options.

(14)
Includes 16,250 shares that Mr. Lillemoe has the right to acquire within 60 days by exercising options.

(15)
Represents 16,750 shares that Ms. Pullen has the right to acquire within 60 days by exercising options.

Certain Relationships with Selling Stockholders

        The selling stockholders named in the table above that are affiliated with TA Associates Group or affiliated with St. Paul Venture Capital, Inc. acquired all of their shares of common stock as a result of the automatic conversion of Fargo convertible preferred stock in connection with our initial public offering in February 2000, having originally acquired such convertible preferred stock in a private transaction in February 1998. Also in connection with our initial public offering in February 2000, all outstanding shares of our redeemable preferred stock were redeemed with a portion of the proceeds from the offering, resulting in aggregate proceeds of approximately $17.5 million to the entities affiliated with TA Associates Group and $8.8 million to the entities affiliated with St. Paul Venture Capital, Inc.

        Of the shares shown in the table above as owned by William H. Gibbs, 78,125 are shares he purchased from us with a promissory note in the amount of $125,000, which is secured by a pledge of these shares. The remaining 50,625 shares owned by Mr. Gibbs are shares that he has the right to acquire within 60 days pursuant to the exercise of options. Mr. Gibbs will repay his promissory note with the proceeds received by him in this offering.

        Michael C. Child, a managing director of TA Associates, Inc., has been a director of Fargo since November 1999. Everett C. Cox, a director of Fargo since February 1998, is a member of St. Paul Venture Capital IV, LLC and St. Paul Venture Capital Affiliates Fund I, LLC and was an executive officer of St. Paul Venture Capital, Inc. from 1992 to January 2002. William H. Gibbs has been a director of Fargo since April 1999. From April 1999 through March 2000, Mr. Gibbs consulted with us in the areas of product development, distribution, cost containment and general management issues, for which he was paid a monthly consulting fee of $8,333.

        The selling stockholders named in the table above that are affiliated with TA Associates Group or affiliated with St. Paul Venture Capital, Inc. are parties to a stockholders' agreement with us which entitles them to certain rights with respect to the registration of their shares under the Securities Act, including pursuant to this registration statement. Additionally, such holders are entitled to certain demand registration rights pursuant to which they may require us to file a registration statement under the Securities Act at our expense with respect to their shares of common stock. Further, such holders may require us to file additional registration statements on Form S-3 at our expense. All of these registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration and our right to postpone the filing of any registration statement.

PLAN OF DISTRIBUTION

        Shares of common stock offered by this prospectus may be offered by us, or by the selling stockholders, or by both. If required by the Securities Act, the prospectus supplement that accompanies this prospectus will describe who is selling shares, how many shares they are selling, and any additional information describing the offering, which may include information about offerings by us or the selling stockholders described below.

Sales of Common Stock by Fargo

        We may sell the shares of common stock offered by this prospectus from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We may sell the shares (a) through placement agents (b) through underwriters or dealers,

(c) through brokers or (d) directly to one or more purchasers. These methods and general information about any sales of common stock by us are described in greater detail in the following paragraphs.

        Placement Agents.    We may sell common stock through placement agents that we designate. The placement agents will agree to act in good faith to assist us in soliciting purchases for the period of their appointment in exchange for a commission that will be negotiated at the time of their engagement.

        Underwriters.    We may offer the shares of common stock to the public through one or more underwriting syndicates represented by one or more managing underwriters, or through one or more underwriters without a syndicate. If we use underwriters in the sale of common stock, we will execute an underwriting agreement with those underwriters relating to the securities offered and will name the underwriters and describe the terms of the transaction in a prospectus supplement. We anticipate that the underwriters will acquire the shares for their own account and that the shares may be resold by them, or their donees, pledgees or transferees, from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price, or at varying prices determined at the time of sale. Subject to conditions specified in the underwriting agreement, underwriters will be obligated to purchase all of the shares if any are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the prospectus supplement.

        We may authorize underwriters to solicit offers by institutions to purchase the shares of common stock at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell the shares under delayed delivery contracts, the prospectus supplement will state that, as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

        Underwriters may sell these shares of common stock to or through dealers. Alternatively, we may sell the shares of common stock in this offering directly to one or more dealers, who would act as a principal or principals. Dealers may then resell such shares to the public at varying prices to be determined by the dealers at the time of the resale.

        Brokers.    If we use brokers in the sale of common stock, we anticipate that brokers will sell the shares through market makers and in directly negotiated transactions at the current market price reported on the Nasdaq National Market or at a discount from the current market price. These brokers will receive a commission that will be negotiated at the time of their engagement.

        Direct Sales.    We may sell shares of common stock directly to purchasers. In this case, no underwriters, brokers or agents would be involved.

        General Information.    If we enter into a material arrangement with an underwriter, dealer, broker or agent for the sale of the shares offered by this prospectus, we will file a prospectus supplement, if required by Rule 424 under the Securities Act, describing:

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  the identity of each of the participating underwriters, dealers, brokers and agents;

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  the number of shares involved;

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  the price at which the shares are to be offered and sold (or general method by which such price will be determined), the consideration paid for the shares and the proceeds we will receive from the sale;

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  the place and time of delivery for the shares being sold;

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  whether or not the shares will trade on any securities exchange or the Nasdaq Stock Market;

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  the commissions, discounts, or other fees allowed to the participating underwriters, dealers, brokers and agents, where applicable, and any other items constituting underwriters' compensation;

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  the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

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  any other facts material to the transaction.

        Underwriters, dealers, brokers and agents that participate in the distribution of the shares, or other persons acting on their behalf, may be deemed underwriters as defined in the Securities Act. Any discounts, concessions, commissions or fees received by them from us or from purchasers of the shares and any profit on the resale of the shares by them may be treated as underwriting discounts and commissions under the Securities Act. Underwriters, brokers, dealers, and agents may engage in transactions with us, or perform services for us, in the ordinary course of their businesses, and may receive compensation in connection with those arrangements. We will disclose any material arrangements in the applicable prospectus supplement.

        We may have agreements with the underwriters, brokers, dealers, or agents to indemnify them against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payment which the underwriters, dealers or agents may be required to make with respect to such liabilities.

        Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the shares, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. These purchasers will be subject to the applicable provisions of the Securities Act and Exchange Act and the rules and regulations thereunder, including Rule 10b-5 and Regulation M. Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of our common stock in the market. All of the foregoing may affect the marketability of our common stock and the ability of any person to engage in market-making activities with respect to our common stock.

        In order to comply with the securities laws of some states, if applicable, we may sell shares of common stock only through registered or licensed brokers or dealers in those states. In addition, in some states we may not be able to sell shares of common stock unless we have registered or qualified the shares for sale in that state or there is an available exemption from the registration or qualification requirement.

Sales of Common Stock by the Selling Stockholders

        The selling stockholders may resell or redistribute the securities listed elsewhere in this prospectus or in any supplement to this prospectus from time to time on the Nasdaq Stock Market, in the over-the-counter market, in privately negotiated transactions, or in any other legal manner, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Persons who are pledgees, donees, transferees, or other successors in interest of any of the named selling stockholders (including but not limited to persons who receive securities from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus) may also use this prospectus and are included when we refer to "selling stockholders" in this prospectus. Selling stockholders may sell the securities by one or more of the following methods, without limitation:

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  block trades (which may include cross trades) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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  purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

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  an exchange distribution or secondary distribution in accordance with the rules of any stock exchange on which the securities are listed;

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  ordinary brokerage transactions and transactions in which the broker solicits purchases;

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  an offering at other than a fixed price on or through the facilities of any stock exchange on which the securities are listed or to or through a market maker other than on that stock exchange;

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  privately negotiated transactions, directly or through agents;

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  short sales;

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  through the writing of options on the securities, whether or the options are listed on an options exchange;

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  through the distribution of the securities by any selling stockholder to its partners, members or stockholders;

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  one or more underwritten offerings;

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  agreements between a broker or dealer and one or more of the selling stockholders to sell a specified number of the securities at a stipulated price per share; and

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  any combination of any of these methods of sale, or any other method permitted by applicable law.

        The selling stockholders may offer the shares of the common stock to the public through one or more underwriting syndicates represented by one or more managing underwriters, or through one or more underwriters without a syndicate. If underwriters are used in the sale, any selling stockholders will execute an underwriting agreement with those underwriters relating to the securities offered and will name the underwriters and describe the terms of the transaction in a prospectus supplement. We anticipate that the underwriters will acquire the shares for their own account and that the shares may be resold by them, or their donees, pledgees or transferees, from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price, or at varying prices determined at the time of sale. Subject to conditions specified in the underwriting agreement, underwriters will be obligated to purchase all of the shares if any are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the prospectus supplement. Any offering price and any discounts or concessions allowed or paid to dealers may be changed from time to time.

        Any selling stockholders may authorize underwriters to solicit offers by institutions to purchase the shares of common stock at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If any selling stockholders sell shares under delayed delivery contracts, the prospectus supplement will state that, as well as the conditions these delayed delivery contracts will be subject to and the commissions payable for that solicitation.

        The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of shares of common stock. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of shares of common stock at a stipulated price per share. If the broker-dealer is unable to sell shares acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell shares of common stock from time to time in transactions in any stock exchange or automated interdealer quotation system on which our common stock is then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell shares of common stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the shares of common stock are covered by this prospectus.

        From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares of common stock owned by them. The pledgees, secured parties or persons to whom the shares of common stock have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder's securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder's securities will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell shares of common stock short, and, in those instances, this prospectus may be delivered in connection with the short sales and shares of common stock offered under this prospectus may be used to cover short sales.

        The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act. Any discounts, concessions, commissions or fees received by them and any profit on the resale of the shares of common stock sold by them may be deemed to be underwriting discounts and commissions.

        A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of shares of common stock in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of shares of common stock by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares of common stock offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling stockholder may also loan or pledge the shares of common stock offered hereby to a broker-dealer and the broker-dealer may sell the shares of common stock offered hereby so loaned, or upon a default may sell or otherwise transfer the pledged shares of common stock offered hereby.

        The selling stockholders and other persons participating in the sale or distribution of shares of common stock will be subject to applicable provisions of the Exchange Act and the related rules and regulations adopted by the SEC, including Regulation M. This regulation may limit the timing of purchases and sales of any of shares of common stock by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of shares of common stock to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

        We may agree to indemnify the selling stockholders and their respective officers, directors, employees and agents, and any underwriter or other person who participates in the offering of shares of common stock, against specified liabilities, including liabilities under the federal securities laws. We expect that the selling stockholders will agree to indemnify us, the other selling stockholders and any underwriter or other person who participates in the offering of shares of common stock, against specified liabilities arising from information provided by the selling stockholder for use in this prospectus and any prospectus supplements, including liabilities under the federal securities laws. The selling stockholders may agree to indemnify any brokers, dealers or agents who participate in transactions involving sales of shares of common stock against specified liabilities arising under the federal securities laws in connection with the offering and sale of the shares of common stock. In each case, indemnification may include each person who is an affiliate of, or controls, one of these specified indemnified persons within the meaning of the federal securities laws.

        We can not assure you that the selling stockholders will sell all or any portion of the shares of common stock offered hereby.

        We will supply the selling stockholders and the any stock exchange upon which the common stock may be listed with reasonable quantities of copies of this prospectus. To the extent required by Rule 424 under the Securities Act in connection with any resale or redistribution by a selling stockholder, we will file a prospectus supplement setting forth:

  •
  the aggregate number of shares to be sold;

  •
  the purchase price;

  •
  the public offering price;

  •
  if applicable, the names of any underwriter, agent or broker-dealer; and

  •
  any applicable commissions, discounts, concessions, fees or other items constituting compensation to underwriters, agents or broker-dealers with respect to the particular transaction (which may exceed customary commissions or compensation).

If a selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange, distribution or secondary distribution or a purchase by a broker or dealer, the prospectus supplement will include any other facts that are material to the transaction. If applicable, this may include a statement to the effect that the participating broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus.

LEGAL MATTERS

        Unless otherwise indicated in the applicable prospectus supplements, the validity of the securities offered by this prospectus will be passed upon for us by our legal counsel Oppenheimer Wolff & Donnelly LLP, Minneapolis, Minnesota.

EXPERTS

        The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus, and information in the documents we file later with the SEC will automatically update and supersede the information contained or incorporated by reference in this prospectus. Accordingly, we incorporate by reference the documents listed below and any future filings we will make with the SEC under the Exchange Act:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2001;

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  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002; and

  •
  The descriptions of our common stock and Series C preferred stock purchase rights contained in our Registration Statement on Form 8-A filed with the SEC on January 20, 2000, which incorporates by reference a description of our common stock and Series C preferred stock purchase rights from our Registration Statement on Form S-1 (File No. 333-90937, as filed on November 15, 1999), and including any amendments or reports filed for the purpose of updating this description.

        All documents that we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering will be deemed to be incorporated by reference into this prospectus from the date of filing of such documents. These documents are or will be available for inspection or copying at the locations identified below under the caption "Where You Can Find More Information."

        We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been incorporated by reference in this prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) but not delivered with this prospectus. You should direct requests for documents to:

Investor Relations
Fargo Electronics, Inc.
6533 Flying Cloud Drive
Eden Prairie, MN 55344
(952) 941-9470

WHERE YOU CAN FIND MORE INFORMATION

        We are currently subject to the informational requirements of the Exchange Act. As a result, we are required to file periodic reports and other information with the SEC, such as annual, quarterly and current reports and proxy statements. You may inspect and copy the reports, proxy statements and other documents we file with the SEC, at prescribed rates, at the following public reference facilities the SEC maintains:

Judiciary Plaza 450 Fifth Street, N.W. Washington, D.C. 20549	Citicorp Center 500 West Madison Street, Suite 1400 Chicago, Illinois 60621

        You may obtain information regarding the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are available to the public free of charge at the SEC's website at http://www.sec.gov.

        We have filed with the SEC a registration statement on Form S-3 pursuant to the Securities Act, and the rules and regulations promulgated thereunder, with respect to the securities offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement, and all amendments, exhibits, annexes and schedules thereto and all documents incorporated by reference therein.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and has duly caused this pre-effective amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Eden Prairie, State of Minnesota.

FARGO ELECTRONICS, INC.
By	/s/ GARY R. HOLLAND Gary R. Holland Chairman of the Board of Directors, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this pre-effective amendment No. 1 to the registration statement has been signed on May 31, 2002 by the following persons in the capacities indicated.

Signature	Title
/s/ GARY R. HOLLAND Gary R. Holland	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)
/s/ PAUL W.B. STEPHENSON Paul W.B. Stephenson	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
* Michael C. Child	Director
* Everett V. Cox	Director
* William H. Gibbs	Director
* Kent O. Lillemoe	Director
* Elaine A. Pullen	Director
*By:	/s/ GARY R. HOLLAND Gary R. Holland	Attorney-in-fact

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EXHIBIT INDEX

Exhibit No.	Description
1.1***	Form of Underwriting Agreement
4.1	Stockholder Rights Agreement (incorporated by reference to Exhibit 4.1 to Fargo's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (File No. 90937)).
5.1**	Opinion and Consent of Oppenheimer Wolff & Donnelly LLP
23.1*	Consent of PricewaterhouseCoopers LLP
23.2**	Consent of Oppenheimer Wolff & Donnelly LLP (see Exhibit 5.1)
24.1**	Power of Attorney.

*
Filed herewith.

**
Previously filed.

***
To be filed by amendment or as an exhibit to a document to be incorporated or deemed to be incorporated by reference to this Registration Statement.

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QuickLinks

TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
THE COMPANY
ABOUT FORWARD-LOOKING STATEMENTS
RISK FACTORS
USE OF PROCEEDS
DIVIDEND POLICY
PRINCIPAL AND SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
SIGNATURES
EXHIBIT INDEX